Exhibit 4.6

REDIFF.COM INDIA LIMITED

ADR LINKED EMPLOYEE STOCK OPTION PLAN-2006

1.           Purpose.  The purpose of this ADR Linked Employee Stock Option Plan 2006 (“Plan”) is to promote ownership of American Depository Shares representing equity shares of Rediff.com India Limited by key employees and directors of Rediff.com India Limited and its subsidiaries, thereby reinforcing a mutuality of interest with other shareholders, and to enable Rediff.com India Limited and its subsidiaries to attract, retain and motivate key employees and directors by permitting them to share in its growth.

2.           Definitions.  As used in this Plan,

“Compensation Committee” means the Compensation Committee of Board of Directors of the Company.

“Company” means Rediff.com India Limited, a company incorporated under the laws of India and includes any successor thereto.

“Director” means a member of the Board of Directors of the Company.

“Exercise Price” is the price payable by the Participant for exercising the Option granted to him in pursuance of this Plan.

“Fair Market Value” means as of any given day the last reported sale price of American Depositary Share (“ADS”) on NASDAQ on the day preceding the day, such determination is being made or if there was no last reported sale price, reported on such day on the most recently preceding day on which such a last price was reported or if the shares are not listed or admitted to trading on NASDAQ on the day as of which the determination is being made the amount determined by the Board to be the Fair Market Value of a share on such a day.

“Market Price” means the closing price of the ADS on a particular date on the NASDAQ, USA.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Option” means the right to purchase Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

“Participant” means an employee who is: (a) a permanent employee of the Company working in India or out of India; or (b) a director of the Company whether a whole-time director or not; or (c) an employee as defined in sub-clauses (a) or (b) of a subsidiary, in India or out of India or of a Holding company of the Company, but excludes (a) any person who is a Promoter or who belongs to the Promoter Group; (b) a director who either directly or indirectly through an immediate relative or a body corporate, holds more than 10% of the

Company’s outstanding equity shares or securities convertible into equity shares; and (c) any other person to whom the issue of options hereunder would result in non-compliance with applicable law (including Indian regulations and guidelines).

“Plan” means this ADR Linked Stock Option Plan 2006 of the Company, as amended from time to time.

“Promoter” means:
(a)	the person or person(s) who are in over all control of the Company
(b)	the person or person(s) who are instrumental in the formation of the Company or programme pursuant to which the shares were offered to the public;
(c)	the person or person(s) named in the offer document as promoter(s)

Provided that a director or officer of the company if they are acting as such only in their professional capacity will not be deemed to be a promoter.

Explanation: Where a promoter of the company is a body corporate the promoters of that body corporate shall also be deemed to be promoters of the company.

“Promoter Group” means:
(a)	an immediate relative of the promoter (i.e., spouse of that person, or any parent, brother, sister or child of the person or of the spouse.
(b)	persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group”.

“Shares” means the American Depositary Shares representing equity shares of the Company (presently par value Rs 5/- per share), as adjusted in accordance with Section 5 of this Plan.

3.           Shares Available.

(a)           Subject to adjustment as provided in Section 5 of this Plan, the total number of Shares which may be arising from this Plan  shall not exceed 3,35,000 equity shares (i.e., equivalent to 6,70,000 ADRs).

(b)           The number of Shares available in Section 3(a) above shall be adjusted to account for Shares relating to Options that expire, are forfeited, are terminated or are transferred, surrendered or relinquished upon the payment of any Exercise Price by the transfer to the Company of Shares or upon satisfaction of any withholding amount. Options forfeited, terminated or are transferred, surrendered or relinquished may be reissued to the Participants by the Compensation Committee.

(c)           Notwithstanding anything in this Plan to the contrary, but subject to adjustment as provided in Section 5 of this Plan, no individual Participant shall, during any single calendar year, be granted Options under this Plan for Shares in excess of such percentage as permitted under the applicable laws , unless prior specific shareholder approval is obtained.

4.           Options.  The Compensation Committee may, from time to time and upon such terms and conditions as the Compensation Committee may determine, authorize the grant of Options to Participants provided that such grant of Options would not result in non-compliance with applicable law (including Indian regulations and guidelines).  Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements or terms contained in the following provisions:

(a)           Each grant shall specify the number of Shares to which it pertains, which shall be subject to the limitations set forth in Section 3 of this Plan. Each grant shall also specify an option price per Share which shall, unless prohibited by applicable law, be no more than 110% of the Fair Market Value and no less than 50% of the Fair Market Value on the date of grant. The criteria to be applied by the Compensation Committee in determining the actual number of Shares to be awarded by Options granted to any Participant and the Exercise price per Share shall be based on the grade of the Participant and may include, without limitation, the length of service, contributions, dedication and performance of the Participant and shall take into account applicable tax laws and such other factors as the Compensation Committee may deem relevant from time to time. The Compensation Committee may from time to time determine the Participants or class of Participants who would be eligible for Options under this Plan. The Compensation Committee, while arriving at the decision on the eligibility of a Participant to Options and the quantum of the Shares to which a Participant is entitled, will take into consideration the attributes such as the grade of the Participant, length of service, role of the Participant, his contribution to the overall performance of the Company, the performance of Profit Centre/Division to which he belongs, importance of the Participant to the future performance and success of the Company, sense of loyalty towards the Company, significance of the Participant in enterprise valuation of the Company, etc.

(b)           The Exercise Price per share for the purposes of the grant of Options shall be determined by the Compensation Committee at the time of grant of options to a Participant. Each grant shall specify the number of shares to which it pertains which shall be subject to limitation set forth in Section 3 of this Plan.  The Exercise Price of the options granted shall be on basis of formula which is linked to the Fair Market Value of American Depositary Shares listed on the NASDAQ on the date of grant (or the previous date if there is no listing available on the date of meeting). The specific formula determining exercise price shall be determined by the Compensation Committee at the time of making such grants. However, the Exercise Price shall not be less than the face value of Equity shares.

Each grant shall specify the number of shares to which it pertains which shall be subject to limitation set forth in Section 3 of this Plan.

(c)           Successive grants may be made to the same Participant whether or not any Options previously granted to such Participant remain unexercised.

(d)           Options granted under this Plan may be (i) options that are intended to qualify under particular provisions of applicable tax laws of any jurisdiction, (ii) options that are not intended  to so qualify, or (iii) combinations of the foregoing. To the extent that any provision of this Plan would prevent an Option intended to qualify under particular provisions of applicable tax laws from qualifying as such, that provision shall not apply to (and shall have no effect whatsoever in respect of) such Option or its subsequent exercise.  Such provision shall, however, remain in effect for other Options and there shall be no further effect on any provision of this Plan.

(e)           Each grant shall specify the period or periods of continuous service by the Participant with the Company or any of its subsidiaries that is necessary before the Options or installments thereof will become exercisable and may provide for earlier exercise of the Option, including, without limitation, in the event of a change in control of the Company or death or permanent incapacity of the Participant while being employed or associated with the Company.  Each grant shall also specify the events if any due to which the Options cease to become exercisable,

(f)           Each grant shall specify when the Option will become exercisable  A Participant may exercise an Option in whole or in part at any time and from time to time after such Option becomes exercisable; providedhowever that no Option shall be exercisable more than 10 years from the date of grant.

(g)           To exercise an Option, a Participant must give written notice acceptable to the Company specifying the number of Shares to be purchased and make payment of the Exercise price and provide any other documentation that may be required by the Company.

(h)           The Exercise price shall be payable in cash or by other consideration acceptable to the  Compensation Committee. .

(i)            A grant may provide for deferred payment of the Exercise price from the proceeds of sale through a broker, on a date satisfactory to the Company, of some or all of the Shares to which such exercise relates.

(j)           Except as otherwise determined by the Compensation Committee, no Option shall be transferable or capable of being pledged, hypothecated, mortgaged or otherwise alienated or disposed of in any manner by the Participant except by will or the laws of descent and distribution.  Except as otherwise determined by the Board, Options shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of the Participant’s legal incapacity to do so, the Participant’s guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under applicable law and court supervision or following the Participant’s death, by the Participant’s executors or legal representatives under applicable law.

(k)           A Participant shall not have a right to receive any dividend or to vote or in any manner enjoy the benefits of a shareholder in respect of the options granted to him.

5.           Adjustments.  The Compensation Committee may make or provide for such adjustments in the Exercise price and in the number or kind of Options or Shares or other securities covered by outstanding Options as the Compensation Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to  purchase stock or issuance of capital stock or securities convertible or exchangeable into or exercisable for capital stock at less than market price or (c) other corporate transaction or event having an effect similar to any of the foregoing.  Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Options under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all options so replaced.  The Compensation Committee may also make or provide for such adjustments in the number of Shares specified in Section 3 of this Plan as the Compensation Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 5.

6.           Stock Option Agreement.  The Compensation Committee may require that any Option grant be evidenced by a Stock Option Agreement.  The form of each Stock Option Agreement shall be prescribed by the Compensation Committee, and any Stock Option Agreement evidencing an outstanding Option may, with the concurrence of the affected Participant, be amended by the Compensation Committee, provided that the terms and conditions of each Stock Option Agreement and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of the Participant with respect to any outstanding Option without the Participant’s consent.

7.           Cancellation of Options.  The Compensation Committee may, with the concurrence of the affected Participant, cancel any Option granted under this Plan.  In the event of any such cancellation, the Compensation Committee may authorize the granting of new Options (which may or may not cover the same number of Shares that were the subject of, or have other terms of, any prior Option) in such manner, at such Exercise price and subject to the same terms, conditions and discretion as would have been applicable under this Plan had the cancelled Options not been granted. The Compensation Committee may terminate the plan at any time at its discretion however such termination shall not adversely affect the interest of the Participants who have already been granted Options.

8.           Transferability of Shares.  There would be no restriction on transferability of the Shares, which may be allotted on conversion of Options exercised pursuant to this Plan. A Participant can transfer the shares after he has exercised his right to convert the Options into Shares and such Shares have been received by him.

9.           Lock in Period.  There would be no Lock in Period in respect of Shares, which may be allotted on conversion of Options exercised pursuant to this Plan.

10.         Reissue of Forfeited options.  The Compensation Committee will have the right to reissue the Options that have been forfeited/surrendered by a Participant under this Plan. The price for which such forfeited/surrendered shares may be issued, will be at the sole discretion of the Compensation Committee.

11.         Withholding and tax liability.  If the Company is required to withhold any amount for tax purposes with respect to Options issued under this Plan, the Participant shall, no later than the date as of which an amount first becomes includible in the gross income of the Participant for applicable income tax purposes, pay to the Company or make arrangements satisfactory to the Compensation Committee regarding the payment of such taxes.  If so determined by the Compensation Committee and if not prohibited by applicable law, the minimum required withholding obligations may be settled with Shares, including Shares that are part of the award that gives rise to the withholding requirement.  The obligations of the Company under this Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant or forfeit any Options so granted with respect thereto.

In the event of any tax liability arising on account of the issue of Options and / or allotment of the shares to the Participant, the liability shall be that of the Participant alone. All tax liabilities arising on the sale of the Shares after Exercise would require to be handled by the Participant alone. In the event of any tax liability arising on account of this Plan, the Company shall have the right to recover the same from the Participant in any manner as the Company may deem fit.

12. Policy:

With respect to any matters that are not specifically provided for, the Compensation Committee shall have absolute discretion to decide such matters in the manner deemed fit by it in the best interest of the Participants and any such decision of the Compensation Committee shall be binding on all Participants.

13.         Governing Law.  The Plan and all Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of India without giving effect to the conflicts of law rules thereof.

14.         Fractional Shares.  The Company shall not be required to issue any fractional Shares pursuant to this Plan.  The Compensation Committee may provide for the elimination of fractions or for the settlement of fractions for cash.

15.         Multiple Jurisdictions.  In order to facilitate the making of any grant under this Plan, the Compensation Committee may provide for such special terms for Options to Participants who are employed by the Company or any of its subsidiaries in any particular jurisdiction other than India, or who are nationals of any particular jurisdiction other than India, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom.  In addition, the Compensation Committee may approve such supplements to or restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Company Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.  No such special terms, supplements or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

16.         Administration.

The Compensation Committee shall, inter alia, formulate the detailed terms and conditions of the ESOP including;

(a)	the quantum of option to be granted under an ADR Linked ESOP per Participant and in aggregate.
(b)	the conditions under which option vested in Participants may lapse in case of termination of employment for misconduct;

(c)	the exercise period within which the Participant should exercise the option and that option would lapse on failure to exercise the option within the exercise period;
(d)	the specified time period within which the Participant shall exercise the vested options in the event of termination or resignation of an Participant.
(e)	the right of an Participant to exercise all the options vested in him at one time or at various points of time within the exercise period;
(f)
the procedure for making a fair and reasonable adjustment to the number of options and to the exercise price in case of corporate actions such as rights issues, bonus issues, merger, sale of division and others. In this regard following shall be taken into consideration by the Compensation Committee:

(i)	the number and the price of ESOP shall be adjusted in a manner such that total value of the ESOP remains the same after the corporate action
(ii)	for this purpose global best practices in this area including the procedures followed by the derivative markets in India and abroad shall be considered.
(iii)	the vesting period and the life of the options shall be left unaltered as far as possible to protect the rights of the option holders.

(g)	the grant, vest and exercise of option in case of Participants who are on long leave; and
(h)	the procedure for cashless exercise of options.

17.         Effective Date and Shareholder Approval. This Plan shall be effective immediately upon its approval by the requisite majority shareholders of the Company.  This Plan has been approved by the Compensation Committee of the Board at its Meeting held on 3rd October, 2006 in terms of the authority vested in it by the Board and within the parameters approved by the Board at its Meeting held on 26th April, 2006 and as approved by the Shareholders by passing a Special Resolution at the Extra Ordinary General Meeting held on 31st March, 2006.

18.         Term.  No Option shall be granted pursuant to this Plan on or after the tenth anniversary the date of shareholder approval.

19.         Awards in Substitution for Awards Granted by Other Companies.  To the extent not otherwise provided in the Plan, Options may be granted under this Plan in substitution for awards held by Participants of a company who become Participants of the Company or of any of its subsidiaries as a result of the acquisition, merger or consolidation of the employer company by or with the Company or by or with a subsidiary of the Company.  The terms, provisions and benefits of the substitute awards so granted may vary from those set forth in or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the terms, provisions and benefits of awards in substitution for which they are granted or to the terms and provisions of the agreements entered into by the Company or its subsidiary at the time of or in connection with the acquisition, merger or consolidation of the employer company by or with the Company or by or with its subsidiary.

20.         Not a Term of Employment.  This Plan shall not be construed as conferring upon the Participant any right with respect to employment (including, without limitation, continuation of employment) by the Company nor shall it interfere in any way with the Company’s right to terminate employment at any time, with or without cause. The terms of employment of a Participant shall not be affected by the execution of this plan.  The Options granted under this Plan shall not form a part of the terms of employment of an Participant or entitle him/her to take into account the Options granted under the Plan in calculating any compensation or damages on the termination of his/her employment for any reason.

21.         Terms and conditions. There would be no variation or amendment in the terms and conditions of this Plan after it comes in to effect, unless in compliance with applicable laws.